PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	November 1,	November 2,
	2009	2008
Assets

Current assets:
Cash, cash equivalents and short-term
investments of $148 in 2009 and $1,343 in 2008	$88,687	$85,106
Accounts receivable	66,920	68,095
Inventories	14,826	17,548
Other current assets	9,564	11,748

Total current assets	179,997	182,497

Property, plant and equipment, net	347,889	436,528
Investment in joint venture	60,945	65,737
Other intangibles, net	55,054	62,386
Other assets	19,771	10,859

	$663,656	$758,007

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings	$10,301	$20,630
Accounts payable and accrued liabilities	80,154	95,448

Total current liabilities	90,455	116,078

Long-term borrowings	112,137	202,979
Deferred income taxes and other liabilities	11,368	6,552
Minority interest	49,941	49,616

Shareholders' equity	399,755	382,782

	$663,656	$758,007